Exhibit 10.27

Purchase and Sale Supplementary Agreement	Date：2024/12/10

Contractor	YMA Corporation (the buyer, hereafter referred to as Party A)

Huang Qixia (the seller, hereafter referred to as Party B)

Sinyi Realty Inc. (hereinafter referred to as Party C )

Party A hereby purchases the real estate located at No. 107, Wuquan West 3rd Street, West District, Taichung City, from Party B through Party C’s intermediary. Party A and Party B signed a real estate sales contract on June 1 , 2022 , the Republic of China (the same below). ( Deed No. G413630 ; Item No. NJ37336 ) Since both parties A and B agreed to adjust the buying and selling process, through negotiation between Party C, the three parties reached an agreement as follows:

1.	After sincere communication between the two parties regarding the postponement of the purchase and sale process, the matter will be handled according to the following dates. Party A and Party B agree to change the tax payment date to May 14 , 2025, and make up the difference in house payment before the tax payment date; and agree to change the tax payment date to June 07 , 2025 .

2.	Both parties agree that in this case, due to the late application for land rights change registration, Party A will bear the overdue land registration fine .

3.	All other sales and purchase matters shall be handled in accordance with the stipulations in the real estate sales contract.

4.	Each agreement in this agreement has priority over the relevant provisions and agreements in the sales contract. If there is no agreement in this agreement, it shall still be performed in accordance with the relevant provisions and agreements in the sales contract.

5.	This agreement is made in triplicate. In addition to one copy held by Party A and B each as proof, the other copy shall be forwarded by Party C’s personnel to the local government official for record.

Contractor

Party A: /s/ YMA Corporation	ID number : 54902977

Party B: /s/ Huang Qixia	ID number : P220009782

Party C: /s/ Sinyi Realty Inc.	Agent